Contact: Patrick Suehnholz
 Director of Investor Relations
 Greenhill & Co., Inc.
 (212) 389-1800

GREENHILL & CO. REPORTS FIRST QUARTER 2020 RESULTS

•Quarterly revenues of $67.1 million, 31% higher than prior year’s first quarter but significantly lower than our outlook indicated a quarter ago

•Compensation expense up 21%, somewhat higher than recent growth in professional headcount, resulting in elevated compensation ratio

•Non-compensation costs down 24% from prior year

•Repaid $15.6 million on the term debt facility during the quarter, including installments due for second and third quarters

•Repurchased, prior to recent market volatility, 1,130,346 shares of common stock and common stock equivalents during the quarter at an average price of $19.51 per share

•Recruited 2 Managing Directors and 2 Senior Advisors

NEW YORK, NEW YORK, April 30, 2020 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $67.1 million, a net loss of $7.6 million and loss per share of $0.40 for the quarter ended March 31, 2020.

The Firm’s first quarter 2020 net loss and loss per share compare to a net loss of $15.4 million and loss per share of $0.64 for the first quarter 2019.

The first quarter 2020 per share figure was negatively impacted both by an unusually low quarterly tax rate and by a share count that (due to our loss) reflects a basic shares outstanding figure, which is 3.1 million shares lower than a fully diluted share count would have been in a period of income.
The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“We are pleased with our Firm’s resilience in the face of the current pandemic. We have remained fully operational and continued to maintain client dialogues, win new assignments and assist clients in getting to agreement and completion of important transactions. However, the economic and market reaction to the pandemic negatively affected our results for the first quarter, as many M&A and capital advisory transactions were impacted. While the current quarter will be similarly impacted, we maintain a positive outlook for the second half based on some large announced M&A transactions that remain pending, a rapidly growing book of restructuring advisory assignments and expectations of rebounding capital advisory activity once marked down private equity valuations are available. Further, we are taking a number of steps to reduce non-compensation costs, as was evident this quarter, and we will likewise aim to bring down our compensation ratio as we did over the course of last year. Meanwhile, we will continue to make strategic investments to seed future growth, as indicated by recent senior hires and the continued expansion of our extremely active restructuring business,” Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues

Revenues were $67.1 million in the first quarter of 2020 compared to $51.2 million in the first quarter of 2019, an increase of $15.9 million, or 31%. Increases in transaction completion and announcement fees, particularly in Europe, and restructuring retainer fees were partially offset by a decline in capital advisory fees.

During the first quarter of 2020, we announced the recruitment of two senior investment bankers. Richard Taylor (most recently Chairman of Barclay’s Global Corporate and Investment Banking Business) joined the Firm as a Managing Director and Chairman of our U.K. business, based in London. In addition, Jonathan Brownstein (who has 20 years of financing and advisory experience, including 5 at Rothschild, where he worked with members of our restructuring advisory team) joined the Firm as a Managing Director in the Financing Advisory and Restructuring Group, based in New York.

During the first quarter, the Firm also announced the addition of Pierre Mongin as a Senior advisor focused on France. Mr. Mongin, who was most recently with Engie (a leading French multinational electric utility) has expertise in infrastructure and transport industries. Since quarter end, the Firm also announced the addition of Minoru Koshibe as a Senior Advisor. Mr. Koshibe, who spent his entire professional career at Mitsui Chemical, where he held various leadership positions, will be based in Tokyo and focus on expanding the Firm's client relationships with major companies in Japan.

Including all Managing Directors whose recruitment we have announced to date, we have 81 client-facing Managing Directors. As of January 1, 2020, we had 79 such Managing Directors.

Expenses

Operating Expenses

Our total operating expenses for the first quarter of 2020 were $69.8 million, which compared to $65.5 million of total operating expenses for the first quarter of 2019. The increase in total operating expenses of $4.3 million, or 7%, principally resulted from an increase in our compensation and benefits expenses, partially offset by a decrease in our non-compensation operating expenses, both as described in more detail below.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended March 31,
	2020	2019
	(in millions, unaudited)
Employee compensation and benefits expenses	$54.4	$45.1
% of revenues	81%	88%
Non-compensation operating expenses	15.4	20.4
% of revenues	23%	40%
Total operating expenses	69.8	65.5
% of revenues	104%	128%
Total operating income (loss)	(2.7)	(14.3)
Operating profit margin	NM	NM

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the first quarter of 2020 were $54.4 million compared to $45.1 million for the first quarter of 2019. The increase in expense of $9.3 million was principally attributable to growth in professional headcount and an increase in incentive compensation. The ratio of compensation to revenues for the three month period in 2020 was 81% as compared to 88% for the same period in 2019.
Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

For the three months ended March 31, 2020, our non-compensation operating expenses of $15.4 million decreased $5.0 million, or 24%, as compared to $20.4 million in the first quarter of 2019. The decrease in non-compensation expenses principally resulted from lower travel costs as a result of the global pandemic and the recognition of a foreign exchange gain related to our foreign investments as compared to a foreign exchange loss in the same period in the prior year.

Non-compensation expenses as a percentage of revenues for the three months ended March 31, 2020 were 23% compared to 40% for the same period in 2019. The decrease in non-compensation expenses as a percentage of revenues resulted from the effect of spreading lower non-compensation costs over higher revenues in the first quarter of 2020 as compared to the same period in 2019.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.

Interest Expense

For the three months ended March 31, 2020, we incurred interest expense of $4.8 million, a decrease of $1.1 million as compared to $5.9 million for the same period in 2019. For the first quarter of 2020 as compared to the same period in 2019, the benefits realized from decreases in the market borrowing rate and our interest rate spread, which was reduced as part of our term loan refinancing in April 2019, were partially offset by a higher average borrowing outstanding as a result of proceeds we received from the refinancing.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods.

Provision for Income Taxes

For the three months ended March 31, 2020, due to our pre-tax loss we recognized income tax expense of $0.1 million. This compared to a benefit for income taxes for the same period in 2019 of $4.7 million.

The income tax expense and benefit recorded for the three months ended March 31, 2020 and 2019 included charges of $1.8 million and $0.7 million, respectively, related to the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting. Excluding these charges, the effective income tax rate for the quarters ended March 31, 2020 and 2019 would have been 22% and 27%, respectively. The lower effective rate for the quarter ended March 31, 2020 principally resulted from higher earnings from the U.K., which are taxed at a lower rate than the U.S.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of March 31, 2020, we had cash and cash equivalents of $79.7 million and term loan debt with a principal balance of $350.0 million.

During the first quarter, we paid down the term loan facility by $15.6 million, which consisted of the first quarterly installment of $4.7 million due in March 2020 and the advance payment of $10.9 million that will be applied to pay in full the quarterly installments due in the second and third quarters of 2020 and a portion of the quarterly installment due in December 2020.

During the first quarter of 2020, prior to recent market volatility, we repurchased in the open market 489,704 shares of our common stock at an average price of $17.18 per share, for a total cost of $8.4 million. In addition, during the first quarter of 2020, we repurchased 640,642 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $21.30 per share, for a total cost of $13.6 million.

For 2020, our Board of Directors has authorized $60 million in purchases of shares and share equivalents (via tax withholding on vesting of restricted stock units). As of March 31, 2020,$37.9 million is remaining.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on June 17, 2020 to common stockholders of record on June 3, 2020.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the first quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Thursday, April 30, 2020, accessible via telephone and the internet. Scott L. Bok, Chairman and Chief Executive Officer, will review the Firm’s first quarter 2020 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 3011263. Please register at least 10 minutes before the conference call begins.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10142166.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, San Francisco, São Paulo, Singapore, Stockholm, Sydney, Tokyo and Toronto. As previously announced, the Firm expects to open a Paris office shortly, subject to regulatory approval.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2019 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2020	2019
Revenues	$67,099	$51,195

Operating Expenses
Employee compensation and benefits	54,360	45,062
Occupancy and equipment rental	5,346	5,406
Depreciation and amortization	599	667
Information services	2,405	2,356
Professional fees	2,322	2,626
Travel related expenses	2,388	3,496
Other operating expenses	2,350	5,843
Total operating expenses	69,770	65,456
Total operating income (loss)	(2,671)	(14,261)
Interest expense	4,783	5,851
Income (loss) before taxes	(7,454)	(20,112)
Provision (benefit) for taxes	119	(4,726)
Net income (loss)	$(7,573)	$(15,386)

Average shares outstanding:
Basic	18,904,965	23,955,714
Diluted	18,904,965	23,955,714
Earnings (loss) per share:
Basic	$(0.40)	$(0.64)
Diluted	$(0.40)	$(0.64)